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                                                                  Exhibit 23 (a)











                         Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of First Community Bancshares, Inc. of our report dated January 26, 2001, included in the 2000 Annual Report to Shareholders of First Community Bancshares, Inc.

We also consent to the incorporation by reference in the Registration Statements (Form S-8, No. 333-63865 and Form S-8, No. 333-31338) pertaining to the Employee Stock Ownership and Savings Plan and the 1999 Stock Option Plan, respectively, of First Community Bancshares, Inc. of our report dated January 26, 2001, with respect to the consolidated financial statements of First Community Bancshares, Inc. incorporated by reference in this Annual Report on Form 10-K for the year ended December 31, 2000.


                                                    /s/Ernst & Young LLP


Charleston, West Virginia
March 28, 2001